Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

Felicia Spagnoli	Justine Alonzo
Media Relations	Investor Relations
Color Kinetics Incorporated	Color Kinetics Incorporated
617-701-2292	617-701-2272
fspagnoli@colorkinetics.com	jalonzo@colorkinetics.com

COLOR KINETICS ANNOUNCES EXECUTIVE TRADING PLAN

Boston, MA — February 3, 2005 — Color Kinetics Incorporated (NASDAQ: CLRK), a pioneer in the design, marketing and licensing of intelligent solid-state lighting systems and technologies, today announced that certain of its executives have entered into 10b5-1 trading plans. The stock trading plans were adopted in accordance with the company’s insider trading policy and are intended to comply with guidelines specified under Rule 10b5-1 under the Securities and Exchange Act of 1934.

Under the plans, the insiders retain no discretion over sales of shares covered by the plans, and trades will be executed through a broker at later dates without any input or action by the insider.

Trading under the plans will not begin prior to two business days after the public release of the company’s fourth quarter of 2004 earnings. The CEO, COO, CFO, CTO and other executive officers who have entered into 10b5-1 plans have done so for tax planning purposes, to allow for diversification of their holdings gradually over time, and in advance of certain stock option grants expiring.

All trades for executive officers of Color Kinetics will be publicly reported on Forms 144 and Forms 4 filed with the Securities and Exchange Commission.

About Color Kinetics

Color Kinetics Incorporated (NASDAQ: CLRK) is a pioneer in the design, marketing and licensing of intelligent solid-state lighting systems and technologies. The company’s award-winning line of products applies the practical and aesthetic benefits of LEDs to transcend the limits of traditional light sources for use in high-performance lighting and OEM and licensing applications. Its products and technologies leverage a patented layer of digital intelligence, called Chromacore®, to generate and control millions of colors and dynamic lighting effects. Color Kinetics holds 37 patents and has over 130 patent applications pending that apply to many aspects of solid-state lighting technology. Founded in 1997, the company is headquartered in Boston, MA with offices in the UK, China, and a joint venture in Japan. More information can be found at www.colorkinetics.com.

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©2005 Color Kinetics Incorporated. All rights reserved. Chromacore, Color Kinetics, and the Color Kinetics logo are registered trademarks of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Color Kinetics Incorporated’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Registration Statement on Form S-1, File Number 333-114386, and in its Quarterly Report on Form 10-Q for the Three Months Ended September 30, 2004, each as filed with the Securities and Exchange Commission.

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